                                    EXHIBIT B

                                OFFER TO PURCHASE

                     HATTERAS MULTI-STRATEGY TEI FUND, L.P.
                           8540 Colonnade Center Drive
                                    Suite 401
                          Raleigh, North Carolina 27615

                           OFFER TO PURCHASE INTERESTS
                             DATED DECEMBER 27, 2007

                         LETTERS OF TRANSMITTAL MUST BE
                       RECEIVED BY UMB FUND SERVICES, INC.
                              BY JANUARY 25, 2008.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 25, 2008,
                          UNLESS THE OFFER IS EXTENDED

To the Partners of
Hatteras Multi-Strategy TEI Fund, L.P.:

     Hatteras Multi-Strategy TEI Fund, L.P., a closed-end, non-diversified, management investment company organized as a Delaware limited partnership (the "Fund"), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this "Offer to Purchase") and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer") an amount of Interests or portions of Interests up to approximately 20.00% of the net assets of the Fund. The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Hatteras Multi-Strategy Offshore Fund, LDC, a Cayman Islands limited duration company with the same investment objective as the Fund (the "Offshore Fund"). The Offshore Fund will in turn invest substantially all of its assets in Hatteras Master Fund, L.P., a Delaware limited partnership (the "Master Fund"). The Offshore Fund serves solely as an intermediate entity through which the Fund will invest in the Master Fund. The Offshore Fund makes no independent investment decisions and has no investment or other discretion over any investable assets. The investment manager of the Master Fund is Hatteras Investment Partners, LLC (the "Investment Manager"). The Offer is being made pursuant to tenders by partners of the Fund ("Partners") at a price equal to the net asset value of the tendered Interests as of March 31, 2008 (or at a later date determined by the Fund if the Offer is extended) (in each case, the "Repurchase Date"), less any Repurchase Fee (as defined below) due to the Fund in connection with the repurchase. As used in the Offer, the term "Interest" or "Interests" refers to the limited partnership interests in the Fund representing beneficial interests in the Fund, and includes all or any portion of a Partner's Interest as the context requires. Partners that desire to tender an Interest for purchase must do so by 12:00 midnight, Eastern Standard Time on January 25, 2008 (the "Initial Notice Due Date"), subject to any extension of the Offer made in the absolute discretion of the Fund's Board of Directors. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Partners to tender an Interest for purchase is called the "Notice Due Date" and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Partners. The Offer is being made to all Partners and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's

Amended and Restated Agreement of Limited Partnership dated as of August 21, 2006 (as it may be amended, modified or otherwise supplemented from time to time, the "Partnership Agreement").

     Partners should realize that the value of the Interests tendered in the Offer likely will change between November 30, 2007 (the last time net asset value was calculated) and the Repurchase Date when the value of the Interests tendered to the Fund for purchase will be determined. Partners tendering their Interest should also note that they will remain Partners in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through the Repurchase Date, when the net asset value of their Interest is calculated. Any tendering Partners that wish to obtain the estimated net asset value of their Interests should contact the Tender Offer Administrator at UMB Fund Services, Inc., the Fund's Administrator, at (800) 504-9070 or at Hatteras Multi-Strategy TEI Fund, L.P., c/o UMB Fund Services, Inc. at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

     Partners desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to UMB Fund Services, Inc. in the manner set out below.

                                    IMPORTANT

     NONE OF THE FUND, HATTERAS INVESTMENT MANAGEMENT LLC (THE "GENERAL PARTNER"), THE INVESTMENT MANAGER OR THE FUND'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PARTNER WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. PARTNERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

     BECAUSE EACH PARTNER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER PARTNERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND, THE FUND'S GENERAL PARTNER, THE INVESTMENT MANAGER, OR THE FUND'S BOARD OF DIRECTORS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

                     Hatteras Multi-Strategy TEI Fund, L.P.
                           c/o UMB Fund Services, Inc.
                                  P.O. Box 2175
                            Milwaukee, WI 53201-2175
                      Attention: Tender Offer Administrator
                              Phone: (800) 504-9070
                               Fax: (816) 860-3138


                                      (ii)

                                TABLE OF CONTENTS

1.  Summary Term Sheet......................................................   1
2.  Background and Purpose of the Offer.....................................   2
3.  Offer to Purchase and Price.............................................   3
4.  Amount of Tender........................................................   4
5.  Procedure for Tenders...................................................   4
6.  Withdrawal Rights.......................................................   5
7.  Purchases and Payment...................................................   5
8.  Certain Conditions of the Offer.........................................   6
9.  Certain Information About the Fund......................................   6
10. Certain Federal Income Tax Consequences.................................   7
11. Miscellaneous...........................................................   8


                                      (iii)

1.   SUMMARY TERM SHEET

     This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

- The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to purchase Interests in an amount up to approximately 20.00% of the net assets of the Fund (or $62,000,000 as of November 30, 2007). We will purchase your Interests at their net asset value (that is, the value of the Fund's total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations, including any incentive allocation) calculated as of the Repurchase Date, less any Repurchase Fee (defined below) due to the Fund in connection with the repurchase. The net asset value of Interests will be calculated for this purpose as of March 31, 2008 or, if the Offer is extended, as of any later Repurchase Date. The Offer will remain open until 12:00 midnight, Eastern Standard Time, on January 25, 2008 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

- The Fund reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for the fiscal year ending on March 31, 2008, which the Fund expects will be completed within 60 days of the fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Interests. Because the Fund's current fiscal year will end on March 31, 2008, the Fund expects that the audit will be completed by the end of May 2008.

- A Partner may tender its entire Interest or a portion of its Interest. If a Partner tenders a portion of its Interest in an amount that would cause the Partner's capital account balance to fall below the required minimum account balance of $100,000, the General Partner, reserves the right to reduce the amount to be repurchased from the Partner so that the required minimum capital account balance is maintained or to repurchase the remainder of the Partner's Interest in the Fund. See Section 4.

- A Partner who tenders an Interest prior to holding such Interest for 12 consecutive months may be subject to a "Repurchase Fee" payable to the Fund equal to 20.00% of the amount requested to be purchased, to be netted against withdrawal proceeds.

- If you tender your Interest and we purchase that Interest, we will issue you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the Partnership Agreement) determined as of March 31, 2008 (or if the Offer is extended, the net asset value determined on the Repurchase Date), less any Repurchase Fee due to the Fund in connection with the repurchase.

- The Note will entitle you to an initial payment in cash (valued according to the Partnership Agreement) equal to at least 95% (100% in the case of a Partner tendering less than its entire Interest) of the unaudited net asset value of the Interest, less any Repurchase Fee due to the Fund in connection with the repurchase (the "Initial Payment"). The Fund may take up to 90 days after the Repurchase Date to make the Initial Payment.

- In the case of a Partner tendering its entire Interest, the Note will also entitle the Partner to receive a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (1) the net asset value of the Interest tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements), less any Repurchase Fee due to the Fund in connection with the repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit. The Note will be held by UMB Fund Services, Inc. (referred to herein as "UMBFS" or the "Administrator") on your behalf. Upon a written request by you to UMBFS, UMBFS will mail the Note to you at the address for you as maintained in the books and records of the Fund. See Section 7.

- If we accept the tender of your Interest, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of a portion of the Fund's Interest in the Master Fund or borrowings. The purchase amount will be paid entirely in cash. See Section 7.

- If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, Eastern Standard Time, on January 25, 2008 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to change your mind and withdraw any tenders of your Interest. Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of an Interest on or prior to February 25, 2008 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interest after such date. See Section 6.

- If you would like us to purchase your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to Hatteras Multi-Strategy TEI Fund, L.P., c/o UMB Fund Services, Inc. at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Standard Time, on January 25, 2008. IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO UMBFS PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 25, 2008). See Section 5. The value of your Interests may change between November 30, 2007 (the last time net asset value was calculated) and the Repurchase Date when the value of the Interests being purchased will be determined. See Section 3.

- As of November 30, 2007, the net asset value of the Fund was $310,883,353. If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at UMBFS at (800) 504-9070 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time). See Section 3.

2.   BACKGROUND AND PURPOSE OF THE OFFER.

     The purpose of the Offer is to provide liquidity to the Partners that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund's registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the "Registration Statement"), and the Partnership Agreement. The Registration Statement and the Partnership Agreement provide that the board of directors of the Fund (the "Board of Directors") has the discretion to determine whether the Fund will purchase Interests from time to time from Partners pursuant to written tenders, and that one of the factors the Board of Directors will consider in making such determination is the recommendations of the General Partner and the Investment Manager. The Registration Statement also states that the General Partner of the Fund and the Investment Manager expect that they will recommend to the Board of Directors that the Fund offer to repurchase Interests from Partners quarterly each year. The Fund commenced operations on April 1, 2005 and has made eight previous offers to purchase Interests from Partners since inception.

     Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the General Partner, the Board of Directors has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the Partnership Agreement and the recommendations of the General Partner and the Investment Manager. While the General Partner and the Investment Manager intend to recommend to the Board of Directors that the Fund offer to repurchase Interests, or portions of them, on a quarterly basis each year, the Board of Directors is under no obligation to follow such recommendations.

     The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Partners that do not tender Interests. Partners that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes; however, that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Partners that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Partners from time to time. Payment for Interests purchased pursuant to the Offer may also require the Fund to tender a portion of its Interest in the Master Fund via the Offshore Fund. Such a tender by the Fund could result in the Investment Manager being required to raise cash to accommodate the tender by liquidating portfolio holdings in the Master Fund earlier than the Investment Manager would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses for the Master Fund. In addition to its own operating expenses, the Fund bears a pro rata portion of the operating expenses of the Offshore Fund and the Master Fund.

     Interests that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Registration Statement. The Fund currently expects that it will accept subscriptions for Interests as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the General Partner.

     The tender of an Interest by a Partner will not affect the record ownership of such Partner for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased. You should also realize that although the Offer is scheduled to expire on January 25, 2008 (unless it is extended), you remain a Partner of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through the Repurchase Date.

3.   OFFER TO PURCHASE AND PRICE.

     The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Interests up to approximately 20.00% of the net assets of the Fund that are tendered by Partners by 12:00 midnight, Eastern Standard Time, on January 25, 2008 (or if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Interests tendered for purchase will be their net asset value as of March 31, 2008 or, if the Offer is extended, as of any later Repurchase Date, payable as set out in Section 7. The determination of the net asset value of

Interests as of the Repurchase Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.

4.   AMOUNT OF TENDER.

     Subject to the limitations set out below, a Partner may tender its entire Interest or a portion of its Interest. If a Partner tenders a portion of its Interest in an amount that would cause the Partner's capital account balance to fall below the required minimum account balance of $100,000, the General Partner reserves the right to reduce the amount to be repurchased from the Partner so that the required minimum capital account balance is maintained or to repurchase the remainder of the Partner's Interest in the Fund. The Offer is being made to all Partners of the Fund and is not conditioned on any minimum amount of Interests being tendered.

     If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to approximately 20.00% of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Interests in excess of approximately 20.00% of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.

5.   PROCEDURE FOR TENDERS.

     Partners wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by January 25, 2008 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to UMBFS, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to UMBFS, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by UMBFS, either by mail or by fax, no later than 12:00 midnight, Eastern Standard Time, on January 25, 2008 (or if the Offer is extended, no later than any later Notice Due Date).

     The Fund recommends that all documents be submitted to UMBFS via certified mail, return receipt requested, or by facsimile transmission. A Partner choosing to fax a Letter of Transmittal to UMBFS must also send or deliver the original completed and executed Letter of Transmittal to UMBFS promptly thereafter. Partners wishing to confirm receipt of a Letter of Transmittal may contact UMBFS at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Partner tendering an Interest, including, but not limited to, the failure of UMBFS to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Partner, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the General Partner, the Investment Manager or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.   WITHDRAWAL RIGHTS.

     Until the Notice Due Date, Partners have the right to change their minds and withdraw any tenders of their Interests. Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Partner's tender of an Interest on or prior to February 25, 2008 (i.e., the date 40 business days from the commencement of the Offer), a Partner will also have the right to withdraw its tender of its Interest after such date. To be effective, any notice of withdrawal must be timely received by UMBFS at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.   PURCHASES AND PAYMENT.

     For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Partner of its election to purchase such Interest. As stated in Section 3 above, the amount offered for the Interests tendered by Partners will be the net asset value thereof as of March 31, 2008, or if the Offer is extended, as of any later Repurchase Date. The net asset value will be determined after all allocations to capital accounts of the Partners required to be made by the Partnership Agreement have been made, including any Repurchase Fee due to the Fund in connection with the repurchase and any incentive allocation. The Fund will not pay interest on the purchase amount.

     For Partners that tender Interests that are accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest-bearing non-transferable promissory note. The Note will entitle the Partner to receive the Initial Payment in an amount equal to at least 95% (100% in the case of a Partner tendering less than its entire Interest) of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Repurchase Date, less any Repurchase Fee due to the Fund in connection with the repurchase. The Fund may take up to 90 days after the Repurchase Date to make the Initial Payment. In the case of a Partner tendering all of its Interests, the Note will also entitle the Partner to receive a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (1) the net asset value of the Interest tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements), less any Repurchase Fee due to the Fund in connection with the repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit. It is anticipated that the annual audit of the Fund's financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

     The Note pursuant to which a tendering Partner will receive the Initial Payment and, if applicable, Post-Audit Payment (together, the "Cash Payment") will be held by UMBFS on behalf of the tendering Partner. Upon a written request by a Partner to UMBFS, UMBFS will mail the Note to the Partner at the address of the Partner as maintained in the books and records of the Fund. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Partner to an account designated by the Partner in the Letter of Transmittal.

     The Fund will make payment for Interests it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of a portion of its interest in the Master Fund via the Offshore Fund, or borrowings. Upon its acceptance of tendered Interests for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of
(1) cash or (2) a portion of its Interest in the Master Fund, in an amount equal to the aggregate estimated unpaid dollar amount of any Note, as described above. None of the Fund, the Board of Directors, the General Partner, or the Investment Manager have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Interests, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Partners or from a tender of a portion of its Interest in the Master Fund via the Offshore Fund.

     The purchase amount will be paid entirely in cash.

8.   CERTAIN CONDITIONS OF THE OFFER.

     In the absolute discretion of the Board of Directors, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Partners of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined as of the later Repurchase Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; and (c) to postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Partners.

     The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Partners if Interests tendered pursuant to the Offer were purchased; (c) the Board of Directors determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer; or (d) for any other periods that the Securities and Exchange Commission (the "SEC") permits by order for the protection of Partners.

9.   CERTAIN INFORMATION ABOUT THE FUND.

     The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited


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partnership. Subscriptions for Interests of the Fund were first accepted for investment as of April 1, 2005. The Fund seeks to achieve its investment objective by investing substantially all of its assets indirectly in the Master Fund through the Offshore Fund. The principal office of the Fund is located at 8540 Colonnade Center Drive, Suite 401, Raleigh, North Carolina 27615 and the telephone number is (919) 846-2324. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Partnership Agreement.

     Except as described below under "Proposed Plan of Reorganization," none of the Fund, the General Partner, the Investment Manager or the Board of Directors has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Directors or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer;
(5) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the General Partner), or the disposition of Interests (other than through periodic purchase offers, including the Offer); or (7) any changes in the Partnership Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Proposed Plan of Reorganization. On September 21, 2007, members (each, a "Member") of The Topiary Fund for Benefit Plan Investors (BPI) LLC (the "Topiary Fund") approved a reorganization (the "Reorganization"), including an Agreement and Plan of Reorganization and an Agreement and Plan of Reorganization relating to the Topiary Master Fund and the Hatteras Master Fund, L.P. (the "Hatteras Master Fund"), pursuant to which the Topiary Fund would transfer substantially all of its assets and liabilities to the Hatteras Multi-Strategy TEI Fund, L.P. (the "Hatteras Fund") in exchange solely for limited partnership interests ("Limited Partnership Interests") of the Hatteras Fund, which will be distributed by the Topiary Fund to the holders of its Interests in complete liquidation thereof.

     Other than the acceptance of subscriptions as of November 1, 2007 and December 1, 2007, there have been no transactions involving Interests that were effected during the past 60 days by the Fund, the General Partner, the Investment Manager, any member of the Board of Directors or any person controlling the Fund, the General Partner or the Investment Manager.

10.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund for cash pursuant to the Offer. Partners should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

     A Partner who sells all or part of the Partner's Interest to the Fund will generally recognize income or gain only to the extent the amount of cash received by the Partner exceeds the Partner's adjusted tax basis in the Partner's entire Interest at that time. The Partner's adjusted tax basis in the Partner's Interest will be reduced by the amount of any cash received by the Partner from the Fund, and any excess of that cash over that basis will generally constitute capital gain for the Partner. It is possible, however, that Partners might recognize some ordinary income by reason of the sale, under certain technical rules that apply to the extent a


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

partner disposes of the partner's share of "unrealized receivables" of a partnership (as defined in Internal Revenue Code section 751). No loss will be recognized by a Partner on such a sale to the Fund, except that a Partner who sells the Partner's entire Interest to the Fund may recognize a capital loss at the time of the determination of the Post-Audit Payment to the extent the aggregate cash received, and to be received, by the Partner is less than the Partner's adjusted tax basis in the Interest.

11.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from, Partners in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Partners from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

     The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting UMBFS at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.


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